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                                                                      EXHIBIT 16





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K-A dated October 31, 1995, of Met-Coil Systems Corporation and are in agreement with the statements contained in the first and third sentences in the first paragraph and the statements in the second and third paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                 Very truly yours,



                                                 /s/ Ernst & Young LLP


Des Moines, Iowa
October 31, 1995